As filed with the Securities and Exchange Commission on April 8, 2009

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-48232)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

hi/fn, inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0732700
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

750 University Avenue

Los Gatos, California 95032

(Address, Including Zip Code, of Principal Executive Offices)

Apptitude, Inc. 1995 Stock Option Plan

(Full title of the plans)

General Counsel

750 University Avenue

Los Gatos, California 95032

(408) 399-3500

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

COPY TO:

Thomas R. Melendrez

Exar Corporation

48720 Kato Road

Fremont, California 94538

(510) 668-7000

and

Warren T. Lazarow, Esq.

Stephen B. Sonne, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-48232) (the “Registration Statement”) of hi/fn, inc., a Delaware corporation (“Hifn”), pertaining to the registration of 690,000 shares of common stock of Hifn, par value $0.001 per share (the “Hifn Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on October 19, 2000.

Exar Corporation, a Delaware corporation (“Exar”), Hybrid Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Exar (“Offeror”), and Hifn entered into an Agreement and Plan of Merger dated as of February 23, 2009 (the “Merger Agreement”), pursuant to which, among other things, Offeror would be merged with and into Hifn, Hifn would become a wholly-owned subsidiary of Exar, and all outstanding shares of Hifn Common Stock would be converted into the right to receive $1.60 in cash, without interest, and 0.3529 of a share of Exar common stock (these actions are collectively referred to as the “Merger”).

The Merger became effective following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on April 3, 2009 (the “Effective Time”).

As a result of the Merger, Hifn has terminated all offerings of Hifn Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Hifn in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Hifn Common Stock which remain unsold at the termination of the offering, Hifn hereby removes from registration all shares of Hifn Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on April 8, 2009.

HI/FN INC.

By:	/s/ Pedro (Pete) P. Rodriguez
Name:	Pedro (Pete) P. Rodriguez
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pedro (Pete) P. Rodriguez	Director and President (Principal Executive Officer)	April 8, 2009
Pedro (Pete) P. Rodriguez

/s/ Thomas R. Melendrez	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 8, 2009
Thomas R. Melendrez